EXHIBIT 10.22

M E M O R A N D U M

To: Executive Officer

From: Jack L. Kopnisky, President and CEO

Date: July 20, 2011

Re: Employment Agreement — Non-Renewal Notice

As currently in effect, the “Employment Period” under your Employment Agreement with Provident Bank is extended every day pursuant to an “evergreen” provision in the Agreement. Consistent with executive compensation actions taken by many other companies, the Bank has decided to phase out the evergreen feature in the Agreement.

To implement this change, this Memorandum serves as a “Non-Renewal Notice” under Section 2(a) of your Agreement. Effective today, the Employment Period under your Agreement will cease to renew on a daily basis. As a result, the last day of the Employment Period under the Agreement will be July 20, 2013.

As reflected by Section 2(c) of the Agreement, expiration of the Employment Period does not automatically result in termination of your employment, and your employment may continue on such terms and conditions as may be agreed upon between you and the Bank.

:	:
Jack L. Kopnisky	Executive Officer